Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK

The following description of the capital stock of Shift4 Payments, Inc. and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified in their entirety by reference to the full text of our amended and restated certificate of incorporation and amended and restated bylaws and applicable provisions of the General Corporation Law of the State of Delaware, or the DGCL.

Shift4 Payments, Inc. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. References herein to “we,” “us,” “our” and the “Company” refer to Shift4 Payments, Inc. and not to any of its subsidiaries unless otherwise specified.

General

Our amended and restated certificate of incorporation authorizes capital stock consisting of:

•	300,000,000 shares of Class A common stock, par value $0.0001 per share;

•	100,000,000 shares of Class B common stock, par value $0.0001 per share;

•	100,000,000 shares of Class C common stock, par value $0.0001 per share; and

•	20,000,000 shares of preferred stock, par value $0.0001 per share.

Certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock.

Common Stock

Class A Common Stock

Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Holders of shares of our Class A common stock are entitled to receive, on a pro rata basis with shares of Class C common stock, dividends when and if declared by our board of directors out of funds legally available therefore, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock and Class C common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class A common stock.

Class B Common Stock

Each share of our Class B common stock entitles its holders to ten votes per share on all matters presented to our stockholders generally.

Shares of Class B common stock will be issued in the future only to the extent necessary to maintain a one-to-one ratio between the number of LLC Interests held by Searchlight Capital Partners, L.P., a Delaware limited partnership, and certain funds affiliated with Searchlight, or collectively, Searchlight, and Jared Isaacman, our Chief Executive Officer and the sole stockholder of Rook Holdings Inc., or our Founder, and the number of shares of Class B common stock issued to the Searchlight and our Founder. Shares of Class B common stock are transferable

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only together with an equal number of common units of Shift4 Payments, LLC, or LLC Interests (subject to certain exceptions). Only permitted transferees of LLC Interests held by Searchlight and our Founder are permitted transferees of Class B common stock.

Holders of shares of our Class B common stock vote together with holders of our Class A common stock and Class C common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our certificate described below or as otherwise required by applicable law or the certificate.

Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation. Additionally, holders of shares of our Class B common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class B common stock. Any amendment of our certificate of incorporation that gives holders of our Class B common stock (1) any rights to receive dividends or any other kind of distribution, (2) any right to convert into or be exchanged for Class A common stock or (3) any other economic rights will require, in addition to stockholder approval, the affirmative vote of holders of our Class A common stock voting separately as a class and Class C common stock voting separately as a class.

Class C Common Stock

Holders of shares of our Class C common stock are entitled to ten votes for each share held of record on all matters submitted to a vote of stockholders.

Holders of shares of our Class C common stock are entitled to receive, on a pro rata basis with shares of Class A common stock, dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class C common stock and Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of shares of our Class C common stock do not have preemptive, subscription or redemption rights. There are no redemption or sinking fund provisions applicable to the Class C common stock.

Shares of Class C common stock can only be held by Searchlight, Rook Holdings Inc., a Delaware corporation wholly owned by our Founder and for which our Founder is the sole stockholder, or Rook, or their permitted transferees. If any such shares are transferred to any other person, they will automatically convert into fully paid and non-assessable shares of Class A common stock on a one-to-one basis.

Forum Selection

Our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (3) any action asserting a claim against us, any director or our officers and employees arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws, or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery; or (4) any action asserting a claim against us, any director or our officers or employees that is governed by the internal affairs doctrine; provided that the exclusive forum provisions does not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. For instance, the provision does not apply to actions arising under federal securities laws, including suits brought to enforce any liability or duty created by the Securities Act, Exchange Act, or the rules and regulations thereunder. Our amended and restated certificate of incorporation further provides that, unless we

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consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Our amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to these choice of forum provisions. By agreeing to this provision, investors cannot be deemed to have waived our compliance with the federal securities laws and the rules and regulations promulgated thereunder. It is possible that a court of law could rule that either or both of the choice of forum provisions contained in our restated certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

Dividends

Declaration and payment of any dividend are subject to the discretion of our board of directors. The time and amount of dividends are dependent upon our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our current and future indebtedness, industry trends, the provisions of

Delaware law affecting the payment of distributions to stockholders and any other factors our board of directors may consider relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay indebtedness, and therefore do not anticipate declaring or paying any cash dividends on our Class A common stock in the foreseeable future.

Anti-Takeover Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the New York Stock Exchange rules. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans and funding of redemptions of LLC Interests. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

Our amended and restated certificate of incorporation provides that our board of directors are divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. Pursuant to the terms of the Stockholders Agreement among us, Searchlight and our Founder, directors designated by each of Rook and Searchlight may only be removed with or without cause by the request of the party entitled to designate such director. In all other cases and at any other time, directors may only be removed from our board of directors for cause by the affirmative vote of a majority of the shares entitled to vote.  These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.

Stockholder Action by Written Consent

Our amended and restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent is signed by the holders of our outstanding shares of common

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stock representing not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all outstanding shares of common stock entitled to vote thereon were present and voted.

Special Meetings of Stockholders

Our amended and restated bylaws provides that only the chairperson of our board of directors or a majority of our board of directors may call special meetings of our stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, our amended and restated bylaws established an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.

Amendment of Certificate of Incorporation or Bylaws

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of a majority of the votes which all our stockholders would be eligible to cast in an election of directors.

Section 203 of the DGCL

We have opted out of Section 203 of the DGCL. However, our amended and restated certificate of incorporation contains provisions that are similar to Section 203. Specifically, our amended and restated certificate of incorporation provides that, subject to certain exceptions, we are not be able to engage in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

However, under our amended and restated certificate of incorporation, Searchlight and Rook and any of their respective affiliates are not be deemed to be interested stockholders regardless of the percentage of our outstanding voting stock owned by them, and accordingly will not be subject to such restrictions.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and amended and restated bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We entered into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

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These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Corporate Opportunity Doctrine

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to Searchlight, any of our directors who are employees of or affiliated with Searchlight, Rook, any of our directors who are employees of or affiliated with Rook, or any director or stockholder who is not employed by us or our subsidiaries. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, Searchlight, any of our directors who are employees of or affiliated with Searchlight, Rook, any of our directors who are employees of or affiliated with Rook, or any director or stockholder who is not employed by us or our affiliates do not have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, if Searchlight, any of our directors who are employees of or affiliated with Searchlight, Rook, any of our directors who are employees of or affiliated with Rook, or any director or stockholder who is not employed by us or our subsidiaries acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person has no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity, unless such opportunity was expressly offered to them solely in their capacity as a director, executive officer or employee of us or our affiliates. To the fullest extent permitted by Delaware law, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the corporation or its subsidiaries unless (1) we or our subsidiaries would be permitted to undertake such transaction or opportunity in accordance with the amended and restated certificate of incorporation, (2) we or our subsidiaries, at such time have sufficient financial resources to undertake such transaction or opportunity, (3) we have an interest or expectancy in such transaction or opportunity and (4) such transaction or opportunity would be in the same or similar line of our or our subsidiaries’ business in which we or our subsidiaries are engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business. Our amended and restated certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to an employee director or employee in his or her capacity as a director or employee of Shift4 Payments, Inc.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of Shift4 Payments, Inc. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Trading Symbol and Market

Our Class A common stock is listed and traded on the NYSE under the symbol “FOUR.”